Exhibit 5.1
[Morgan, Lewis & Bockius LLP Letterhead]
November 17, 2009
AmerisourceBergen Corporation
1300 Morris Drive
Chesterbrook, PA 19087
RE:	AmerisourceBergen Corporation Registration Statement on Form S-3 (Registration No. 333-162227)
Ladies and Gentlemen:
We have acted as counsel to AmerisourceBergen Corporation, a Delaware corporation (the “Company”), and the additional registrants listed on Exhibit A hereto (the “Guarantors”) in connection with (i) the proposed issuance and sale by the Company of $400,000,000 aggregate principal amount of its 4.875% Senior Notes due 2019 (the “Notes”) pursuant to the terms of an Underwriting Agreement, dated as of November 16, 2009 (the “Underwriting Agreement”), by and among the Company, the Guarantors and J.P. Morgan Securities Inc. and Banc of America Securities LLC, as representatives of the several underwriters named on Schedule 1 to the Underwriting Agreement and (ii) the filing of the above-referenced Registration Statement (the “Form S-3”) and Post-Effective Amendment No. 1 thereto (together with the Form S-3, the “Registration Statement”) on September 30, 2009 and November 4, 2009, respectively, under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”), pursuant to which the Notes and the Guarantees (as hereinafter defined) are registered under the Act. The Notes will be guaranteed (the “Guarantees”) by the Guarantors.
The Notes and the Guarantees will be issued under an Indenture to be dated as of November 19, 2009, as supplemented and amended by that certain First Supplemental Indenture thereto to be dated as of November 19, 2009 (as so supplemented and amended, the “Indenture”), by and among the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”).
In connection with this opinion letter, we have examined:
(i)	the Underwriting Agreement;

(ii)	the Registration Statement;

(iii)	the preliminary prospectus supplement of the Company, dated as of November 16, 2009, which was filed by the Company with the Commission on November 16, 2009 pursuant to Rule 424(b)(3) promulgated under the Act;

(iv)	the pricing term sheet of the Company, which was filed by the Company with the Commission on November 16, 2009 pursuant to Rule 433 promulgated under the Act;

AmerisourceBergen Corporation
November 17, 2009

(v)	the final prospectus supplement of the Company, dated as of November 16, 2009, which was filed by the Company with the Commission on November 17, 2009 pursuant to Rule 424(b)(5) promulgated under the Act;

(vi)	originals, or copies certified or otherwise identified to our satisfaction of the Company’s Amended and Restated Certificate of Incorporation, as amended, and the Company’s Amended and Restated Bylaws and the certificate of incorporation, articles of incorporation, bylaws, limited partnership agreement, limited liability company agreement, operating agreement and other organizational documents, as applicable, of each of the Guarantors; and

(vii)	such other documents and records of the Company and the Guarantors as we deemed appropriate for purposes of the opinions set forth herein.
We have assumed, without any independent investigation or verification of any kind, the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.
We have also assumed, without any independent investigation or verification of any kind, that the Indenture will be duly authorized, executed and delivered by the Trustee, that the Indenture will constitute a legal, valid and binding obligation of the Trustee, and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.
Based upon the foregoing, we are of the opinion that, when the Notes and the Guarantees are executed by duly authorized officers of the Company and the Guarantors, respectively, as provided in the Indenture, and the Notes are duly authenticated by the Trustee and are delivered by the Company against receipt of the purchase price therefor in accordance with the Underwriting Agreement and as described in the Registration Statement, the Notes and the Guarantees will constitute valid and binding obligations of the Company and the Guarantors, as applicable.
The opinions expressed above are subject to the following limitations and qualifications:
A.	The opinions expressed herein are subject to bankruptcy, insolvency, fraudulent transfer and other similar laws affecting the rights and remedies of creditors generally and general principles of equity.

B.	Under applicable law, the Guarantors may be entitled to certain rights or protections which as a matter of statutory or common law may not be waived or altered. We express no opinion herein as to the enforceability of any provisions of the Guarantees which purport to waive or alter such rights or protections, except to the extent permitted by law.

AmerisourceBergen Corporation
November 17, 2009

C.	The opinions expressed herein are limited to the laws of the State of New York and the Commonwealth of Pennsylvania, the Delaware General Corporation Law, the Delaware Limited Liability Company Act and the Delaware Revised Uniform Limited Partnership Act and the federal laws of the United States of America, and we express no opinion with respect to the laws of any other state or jurisdiction. To the extent that the laws of any other state or jurisdiction govern any of the matters set forth herein, we have assumed that the laws of such state or jurisdictions are identical to those of the Commonwealth of Pennsylvania, and we express no opinion as to whether such assumption is reasonable or correct.
We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Validity of Securities” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.
Very truly yours,
/s/ Morgan, Lewis and Bockius LLP

Exhibit A
List of Guarantors
Ambulatory Pharmaceutical Services, Inc.
AmerisourceBergen Drug Corporation
AmerisourceBergen Holding Corporation
AmerisourceBergen Services Corporation
AmerisourceBergen Specialty Group, Inc.
AmeriSource Health Services Corporation
AmeriSource Heritage Corporation
Anderson Packaging, Inc.
APS Enterprises Holding Company, Inc.
ASD Specialty Healthcare, Inc.
AutoMed Technologies, Inc.
Bellco Drug Corp.
Clinical Outcomes Resource Application Corporation
Dialysis Purchasing Alliance, Inc.
Health Services Capital Corporation
I.g.G. of America, Inc.
IHS Acquisition XXX, Inc.
Imedex, LLC
Integrated Commercialization Solutions, Inc.
International Physician Networks, L.L.C.
Liberty Acquisition Corp.
Medical Initiatives, Inc.
Pharm Plus Acquisition, Inc.
Pharmacy Healthcare Solutions, Ltd.
Solana Beach, Inc.
Specialty Pharmacy, Inc.
Specialty Pharmacy of California, Inc.
Telepharmacy Solutions, Inc.
The Lash Group, Inc.
US Bioservices Corporation
Value Apothecaries, Inc.
Xcenda, LLC